EXHIBIT 23.01

               Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Viragen, Inc., for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated September 5, 1995, except for the first paragraph of Note F as to which the date is September 20, 1995, with respect to the consolidated financial statements of Viragen, Inc. included in Post-Effective Amendment No. 1 to Form SB-2 dated May 28, 1996, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

Miami, Florida
June 25, 1996